Exhibit 107

CALCULATION OF FILING FEE TABLES

SC 13E3

(Form Type)

Astra Space, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	$11,353,709.50(1)	.0001476	$1,675.81(2)

Fees Previously Paid	$11,353,709.50		$1,675.81(3)

Total Transaction Valuation	$11,353,709.50

Total Fees Due for Filing			$0.00

Total Fees Previously Paid			$1,675.81

Total Fee Offsets			$1,675.81

Net Fee Due			$0.00

Table 2 – Fee Offset Claims and Sources

	Registrant or Filer Name	Filing Form or Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims		PREM14C	001-39426	April 8, 2024		$1,675.81

Fee Offset Claims	Astra Space, Inc.	PREM14C	001-39426		April 8, 2024		$1.675.81(3)

(1)

Calculated in accordance with Rule 0-11 of the Exchange Act (“Rule 0-11”). Solely for the purpose of calculating the filing fee, the aggregate value of the transaction was calculated by multiplying 22,707,419, which is the sum of (a) the 19,004,806 shares of Astra Space, Inc. Class A common stock, par value $0.0001 per share (the “Class A Shares”) and (b) 3,702,613 shares of Class B common stock, par value $0.0001 per share (the “Class B Shares”, and together with the Class A Shares, the “Common Shares”) potentially entitled to receive the per share merger consideration, by $0.50, the per share merger consideration. In accordance with Rule 0-11(b), this amount is to be calculated by adding (i) the aggregate cash consideration delivered to security holders in connection with the transaction and (ii) if securities are to be delivered to holders in connection with the transaction, the market value of such securities computed in accordance with Rule 0-11(a)(4). To the extent securities are delivered to holders of Common Shares (including holders of Class A Shares received upon the conversion of Class B Shares), such securities will be Series A preferred stock, par value $0.0001 per share, of Apogee Parent, Inc., a Delaware Corporation (the “Series A Preferred Stock”). The market value of Series A Preferred Stock under Rule 0-11(a)(4) is $0. This figure represents the maximum possible transaction value by assuming that all Common Shares are exchanged for cash.

(2)	The amount of the filing fee, calculated in accordance with Rule 0-11, was calculated by multiplying $11,353,709.5 by 0.0001476.
(3)	Astra Space, Inc. previously paid $1,675.81 upon the filing of its Preliminary Information Statement on Schedule 14C on April 8, 2024, in connection with the transaction reported hereby.